Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Enerflex Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Common Share, no par value per share	457(c) and (h)	8,799,176(1)	$5.13(2)	$45,139,773(2)	0.00011020	$4,974.40(2)

Total Fees Previously Paid							$4,974.40

Total Fee Offsets							$0

Net Fee Due							$4,974.40

(1)	Represents 8,799,176 common shares, the maximum number of the Company’s common shares issuable under the Company’s Amended and Restated 2013 Stock Option Plan.
(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act, on the basis of the average of the high and low sales price of the Company’s common stock as reported on the New York Stock Exchange on October 31, 2022.

(3)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional common shares of the Company that become issuable under the Enerflex Ltd. Amended and Restated 2013 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.